SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT

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October 14, 2013

This document is an Information Statement for the shareholders of the Absolute Opportunities Fund (the "Fund"), a series of Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of the addition of Harvest Capital Strategies LLC (“Harvest”) as a subadviser to the Fund, pursuant to a subadvisory agreement between Absolute Investment Advisers LLC (“Absolute” or the “Adviser”) and Harvest (the “Subadvisory Agreement”) effective August 1, 2013.  Under the Subadvisory Agreement, Harvest provides subadvisory services to a portion of the Fund's portfolio (the “Managed Portion”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of September 30, 2013 (the “Record Date”) on or about October 15, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.

Background

Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are currently responsible for the day-to-day portfolio management of the Fund, as further described in the Fund’s prospectus.  The portion of the Fund's portfolio managed by each of the Subadvisers will be determined from time to time by the Adviser, potentially in consultation with each of the Subadvisers, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated Subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such Subadvisers; and (iii) terminate and/or hire such Subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Subadvisory Agreements.

Information about Absolute

Absolute is the Fund’s investment adviser.  Absolute oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on September 30, 2008 and by the Fund’s initial shareholder(s) on October 8, 2008.  The Advisory Agreement was most recently renewed by the Board on March 22, 2013.

The Fund pays Absolute an advisory fee of 2.75% of the average daily net assets of the Fund.  Absolute has contractually agreed to waive its fee and/or reimburse expenses of the Fund through July 31, 2014 to the extent that total operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividend and interest expense on short sales, acquired fund fees and expenses, proxy expenses and extraordinary expenses) exceed 2.95% of average daily net assets.  Absolute may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  The appointment of Harvest will not result in a change to Absolute’s advisory fee rate or its waiver and reimbursement obligation.
212-INFO-1013

For the fiscal year ended March 31, 2013, the advisory fee owing to the Adviser under the Advisory Agreement was $11,892,656. Of this amount, $266,751 was waived and/or reimbursed to the Fund and $7,916,242, or 1.83% of the Fund’s average daily net assets, was paid to the Fund’s Subadvisers. It is not expected that the addition of Harvest will cause any material change to the aggregate percentage of fees paid to Subadvisers. The Adviser is responsible for payment of all subadvisory fees and pays each Subadviser to the Fund directly out of the advisory fees it receives. The Fund's management fee does not change with the addition of any new subadvisor. The Fund did not pay any brokerage commissions to an affiliated broker-dealer during the fiscal year ended March 31, 2013.

Information about Harvest

 Harvest Capital Strategies LLC, 600 Montgomery Street, Suite 1700, San Francisco, CA 94111, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Harvest commenced operations in 1999. As of June 1, 2013, Harvest managed approximately $807 million in assets. Harvest Capital is wholly owned by JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, CA 94111.  Harvest is not an affiliated person of the Adviser.

Harvest will focus broadly on agriculture-related sectors, where Harvest has considerable experience and industry relationships, including inputs, production, processing and distribution, capturing the entire food-production spectrum from the farmland to dessert at dinner. Harvest will also invest in companies in which it detects an agribusiness trend or theme as the driver to an investment thesis.

           Harvest employs a research and investment process that is fundamentally driven. Harvest expects that its strategies returns will be generated largely as a result of its ability to select securities for holding long and short. Harvest anticipates focusing its research efforts on a limited number of companies’ agribusiness sub-sectors and will seek to gain superior information through in-depth analysis permitted by the limited focus.

Kelly Wiesbrock is responsible for the day-to-day management of the Managed Portion.

            The following table lists the directors and principal executive officers of Harvest.  The address of each individual listed below is c/o Harvest Capital Strategies, LLC, 600 Mongtomery Street Suite 1700 San Francisco, CA  94111.

Name	Principal Occupation
Joseph Andrew Jolson Raymond Siva Jackson Kevin Christoper Lynch Craig Randall Johnson Scott Alan Solomon	Chief Executive Officer Chief Financial Officer President, Chief Operating Officer, and Chief Compliance Officer Chairman Chief Legal Officer

            Harvest provides investment advisory services for separately managed accounts and other pooled investment vehicles, including one registered investment company which pursues a strategy similar to the Managed Portion and had total assets of approximately $123 million as of July 29, 2013.

Harvest Subadvisory Arrangement

The Subadvisory Agreement became effective August 1, 2013. The Subadvisory Agreement provides that Harvest is responsible for, among other things (i) assisting the Adviser in providing a continuous investment program with respect to the Managed Portion, including investment research and management with respect to all securities and investments and cash equivalents in the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreement provides that Harvest is not liable or responsible for any action taken or omitted, except for liability resulting from Harvest’s bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties. The Subadvisory Agreement also provides for Harvest’s acknowledgement of its fiduciary duty and that under certain circumstances Harvest may be liable under the federal securities laws. The Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Subadvisory Agreement will continue in effect for an initial term of two years.  Thereafter, the Subadvisory Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of the majority of the outstanding shares of the Fund, and also, in either event, if approved by a majority of the Board who are not parties to the Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”). The Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice, by Harvest or the Adviser. Pursuant to the Investment Company Act, the Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's investment advisory agreement with the Adviser. The Subadvisory Agreement may be terminated by the Fund if the Board finds that the services being rendered by Harvest fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Advisers Act; provided that Harvest shall have the opportunity, within ten (10) days of receipt of a written notice describing any such failure and the reasons therefor in reasonable detail, to cure the failure that is the subject of such notice.

Board Considerations

The Board, including the Independent Trustees, approved the Subadvisory Agreement at a special meeting of the Board held on July 25, 2013.

In preparation for its deliberations, the Board had requested and reviewed written responses from the Adviser and Harvest to due diligence questionnaires, circulated by trust counsel on their behalf.  They had also discussed the materials with independent trustee counsel and, as necessary, with the Fund’s administrator, Atlantic Fund Services.  During its deliberations, the Board received oral presentations from the Adviser and Harvest and was assisted by the advice of independent trustee counsel.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and Harvest and discussed Harvest's personnel, operations and financial condition. Specifically, the Board considered the adequacy of Harvest's resources and the quality of services to be provided by Harvest under the Subadvisory Agreement. Additionally, the Board considered: information regarding the experience and professional background of the portfolio manager and other personnel at Harvest who would have principal investment responsibility for the portion of the Fund's investments to be managed by Harvest; the investment philosophy and decision-making processes of those professionals; the capability and integrity of Harvest's senior management and staff;  the quality of Harvest's services with respect to regulatory compliance and compliance with client investment policies and restrictions; and the financial condition and operational stability of Harvest.   In addition, the Board took into consideration the Adviser’s recommendation with respect to Harvest.  The Board further noted Harvest's representation that it is financially stable and able to provide investment advisory services to the Fund.  The Board concluded that, overall, it was satisfied with the nature, extent and quality of services to be provided to the Fund by Harvest under the Subadvisory Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services to be provided and profits to be realized by Harvest from its relationship with the Fund, noting instead the arm’s length nature of the relationship between the Adviser and Harvest with respect to the negotiation of the subadvisory fee rate on behalf of the Fund.  The Board concluded that Harvest's projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreement because the Adviser, and not the Fund, was responsible for paying the subadvisory fees due to Harvest under the Subadvisory Agreement.

Performance

The Board reviewed Harvest's historical performance record in managing accounts in a style substantially similar to that to be employed on behalf of the Fund.  In particular, the Board evaluated the 1-year, 3-year and 5-year performance through December 31, 2012 of a pooled investment vehicle (the “Comparable Account”) managed by Harvest pursuant to its agriculture focused long/short equity strategy. The Board also reviewed the performance of the Comparable Account as compared to the Market Vectors Agribusiness Index (the “Index”).  The Board noted that the Comparable Account outperformed the Index for the 1-year and 5-year periods. In addition, the Board considered the Adviser’s evaluation of the Comparable Account’s performance and rationale for seeking to allocate a portion of the Fund’s assets to Harvest for management. Based on this review and all of the relevant facts and circumstances, the Board concluded that Harvest's management of its portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed Harvest's proposed compensation for providing subadvisory services to the Fund and noted that the addition of Harvest would not change the total management fee paid by the Fund because the subadvisory fees are paid by the Adviser, and not the Fund.  The Board considered that the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement between the Adviser and the Fund on March 22, 2013.  The Board also noted Harvest's representation that it does not manage any portfolio of assets using the same strategy to be employed for the Fund with a lower fee rate than the proposed subadvisory fee rate.  After considering these matters, the Board concluded that the proposed subadvisory fee rate to be paid to Harvest was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Subadvisory Agreement. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreement.

Other Benefits

The Board noted Harvest's representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund.  As a result, other benefits accrued by Harvest were not a material factor in approving the Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreement. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its business judgment, that the advisory arrangement, as outlined in the Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred and such other matters as the Board considered relevant in the exercise of its reasonable business judgment.

Fund Ownership Information

As of the Record Date, there were 26,750,344.875 shares outstanding of the Fund. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co Inc Special Custody Acct FBO Customers	9,541,489.738	35.66%
National Financial Services For the Exclusive Benefit of our Customers	9,438,544.282	35.27%
Pershing LLC	4,243,619.785	15.86%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of March 31, 2013, and in the Fund’s semi-annual report dated as of September 30, 2013, which will be furnished to shareholders (when available).  Shareholders may obtain copies of these materials free of charge by calling 1-888-992-2765 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Copies of the Fund's prospectus, statement of additional information, annual report and semi-annual report can be viewed online or downloaded from the Fund's website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.